DECKERS BRANDS REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2022 FINANCIAL RESULTS

•FY 2022 REVENUE OF $3.150 BILLION, UP 24% VS. FY 2021; UP 48% VS. FY 2020
•FY 2022 EARNINGS PER SHARE OF $16.26, UP 21% VS. FY 2021; UP 69% VS. FY 2020
•GUIDES FY 2023 REVENUE GROWTH OF 10-11%; EPS RANGE OF $17.40-$18.25

Goleta, California (May 19, 2022) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the fourth quarter and full fiscal year ended March 31, 2022. The Company also provided its financial outlook for the full fiscal year ending March 31, 2023.

"Fiscal year 2022 was another record year for Deckers, as we delivered both revenue and earnings per share growth above twenty percent," said Dave Powers, President and Chief Executive Officer. "Over the last two years, our portfolio of brands has added more than one billion dollars of revenue, while making progress towards key long-term strategies, and maintaining top-tier levels of profitability, despite navigating unprecedented disruption across the global supply chain. I am incredibly proud of our performance over the last couple of years, but with the power of our brands and our people, I am even more excited about the opportunities ahead."

Fourth Quarter Fiscal 2022 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 31.2% to $736.0 million compared to $561.2 million. On a constant currency basis, net sales increased 31.7%.
◦Channel
▪Wholesale net sales increased 37.6% to $448.8 million compared to $326.1 million.
▪Direct-to-Consumer (DTC) net sales increased 22.2% to $287.2 million compared to $235.1 million. Comparable DTC net sales increased 19.3%.
◦Geography
▪Domestic net sales increased 37.4% to $521.0 million compared to $379.2 million.
▪International net sales increased 18.2% to $215.1 million compared to $181.9 million.
•Gross margin was 48.7% compared to 53.2%.
•Selling, general, and administrative (SG&A) expenses were $277.4 million compared to $244.0 million.
•Operating income was $81.3 million compared to $54.6 million.
•Diluted earnings per share was $2.51 compared to $1.18.

Fourth Quarter Fiscal 2022 Brand Summary (Compared to the Same Period Last Year)

•UGG® brand net sales increased 24.7% to $374.6 million compared to $300.5 million.
•HOKA® brand net sales increased 59.7% to $283.5 million compared to $177.5 million.
•Teva® brand net sales decreased 8.8% to $54.8 million compared to $60.2 million.
•Sanuk® brand net sales decreased 1.7% to $11.9 million compared to $12.1 million.
•Other brands, primarily composed of Koolaburra®, net sales increased 2.4% to $11.2 million compared to $10.9 million.

Full Fiscal Year 2022 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 23.8% to $3.150 billion compared to $2.546 billion. On a constant currency basis, net sales increased 23.2%.
◦Channel
▪Wholesale net sales increased 31.0% to $1.937 billion compared to $1.479 billion.

▪DTC net sales increased 13.8% to $1.214 billion compared to $1.067 billion. Due to the meaningful disruption of our retail store base for closures during the prior fiscal year, we are not reporting a comparable DTC sales metric for the fiscal year ended March 31, 2022.
◦Geography
▪Domestic net sales increased 23.1% to $2.168 billion compared to $1.761 billion.
▪International net sales increased 25.3% to $982.5 million compared to $784.2 million.
•Gross margin was 51.0% compared to 54.0%.
•SG&A expenses were $1.043 billion compared to $869.9 million.
•Operating income was $564.7 million compared to $504.2 million.
•Diluted earnings per share was $16.26 compared to $13.47.

Full Fiscal Year 2022 Brand Summary (Compared to the Same Period Last Year)

•UGG® brand net sales increased 15.4% to $1.982 billion compared to $1.717 billion.
•HOKA® brand net sales increased 56.1% to $891.6 million compared to $571.2 million.
•Teva® brand net sales increased 17.3% to $162.7 million compared to $138.8 million.
•Sanuk® brand net sales increased 3.0% to $43.1 million compared to $41.8 million.
•Other brands net sales decreased 7.5% to $70.9 million compared to $76.7 million.

Balance Sheet (March 31, 2022 as compared to March 31, 2021)

•Cash and cash equivalents were $843.5 million compared to $1.089 billion.
•Inventories, which include amounts in-transit, were $506.8 million compared to $278.2 million.
•The Company had no outstanding borrowings.

Stock Repurchase Program

During the fourth quarter, the Company repurchased approximately 308 thousand shares of its common stock for a total of $90.0 million at an average price paid per share of $292.51.

During full fiscal year 2022, the Company repurchased approximately 1.044 million shares of its common stock for a total of $356.7 million at an average price paid per share of $341.77. As of March 31, 2022, the Company had $454.0 million remaining under its stock repurchase authorization.

"We have delivered two consecutive years of exceptional revenue growth, with accelerating increases over the prior year of 23.8% and 19.4%, for fiscal years 2022 and 2021, respectively," said Steve Fasching, Chief Financial Officer. "Despite facing significant incremental costs related to supply chain disruption, our teams were able to nimbly respond to these changing market dynamics to manage costs and deliver an operating margin of 17.9% in fiscal year 2022, at the top end of our original guidance range. With our in-demand brands, flexible operating model, and strong balance sheet, Deckers is well positioned to drive continued top-line growth and high levels of profitability."

Full Fiscal Year 2023 Outlook for the Twelve Month Period Ending March 31, 2023

The Company's full fiscal year 2023 outlook is forward-looking in nature, reflecting our expectations as of May 19, 2022, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: the impact of the COVID-19 pandemic on our business and operations, including supply chain disruptions, constraints and related expenses; labor shortages; changes in economic conditions, inflationary pressures, consumer confidence and discretionary spending; and geopolitical tensions.

•Net sales are expected to be in the range of $3.45 billion to $3.50 billion.
•Gross margin is expected to be approximately 51.5%.
•SG&A expenses as a percentage of sales are projected to be approximately 34%.
•Operating margin is expected to be in the range of 17.5% to 18.0%.
•Effective tax rate is expected to be approximately 22% to 23%.
•Diluted earnings per share is expected to be in the range of $17.40 to $18.25.
•The earnings per share guidance does not assume any impact from additional share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the consolidated financial statements. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter and full fiscal year 2022 will be broadcast live today, Thursday, May 19, 2022, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, and Koolaburra®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventory, effective tax rate, and diluted earnings per share; the disruptions and impacts caused by the COVID-19 pandemic on our business and operations; the strength of our brands; our ability to drive future growth and profitability; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of the COVID-19 pandemic, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2022	2021	2022	2021
Net sales	$736,007	$561,188	$3,150,339	$2,545,641
Cost of sales	377,268	262,538	1,542,788	1,171,551
Gross profit	358,739	298,650	1,607,551	1,374,090
Selling, general, and administrative expenses	277,441	244,005	1,042,844	869,885
Income from operations	81,298	54,645	564,707	504,205
Other (income) expense, net	(1,052)	1,579	69	2,691
Income before income taxes	82,350	53,066	564,638	501,514
Income tax expense	13,531	19,608	112,689	118,939
Net income	68,819	33,458	451,949	382,575
Other comprehensive (loss) income
Unrealized (loss) gain on cash flow hedges, net of tax	(974)	726	—	—
Foreign currency translation (loss) gain	(4,824)	(6,179)	(8,212)	8,816
Total other comprehensive (loss) income	(5,798)	(5,453)	(8,212)	8,816
Comprehensive income	$63,021	$28,005	$443,737	$391,391
Net income per share
Basic	$2.54	$1.19	$16.43	$13.64
Diluted	$2.51	$1.18	$16.26	$13.47
Weighted-average common shares outstanding
Basic	27,134	28,057	27,508	28,055
Diluted	27,374	28,374	27,789	28,406

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	March 31, 2022	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$843,527	$1,089,361
Trade accounts receivable, net	302,688	215,718
Inventories	506,796	278,242
Other current assets	99,117	67,478
Total current assets	1,752,128	1,650,799
Property and equipment, net	222,449	206,210
Operating lease assets	182,459	186,991
Other noncurrent assets	175,214	123,705
Total assets	$2,332,250	$2,167,705

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	327,487	231,632
Operating lease liabilities	50,098	46,768
Other current liabilities	164,099	189,968
Total current liabilities	541,684	468,368
Long-term operating lease liabilities	171,972	176,274
Other long-term liabilities	79,769	78,838
Total long-term liabilities	251,741	255,112
Total stockholders' equity	1,538,825	1,444,225
Total liabilities and stockholders' equity	$2,332,250	$2,167,705